UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/26/2009

INTERNATIONAL FUEL TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-25367

NV	880357508
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

7777 Bonhomme, Suite 1920, St. Louis, MO 63105
(Address of principal executive offices, including zip code)

314-727-3333
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On February 26, 2009, International Fuel Technology, Inc. (the "Company") sold 600 metric tons of DiesoLIFT(TM) 10 at a price of 6,000 Euros (approximately $7,600) per metric ton to Vision Oil Services Ltd ("VOS") and received cash proceeds net of the related selling expenses. The Company will recognize gross revenues of approximately $4.5 million after all of the DiesoLIFT(TM) 10 has been delivered.

VOS is the exclusive distribution partner for sales of the Company's products to Libya Oil Holdings and Tamoil (collectively "LOH"), which are affiliated with VOS.

The Company, VOS, LOH and Libya Africa Investment Portfolio signed a memorandum of understanding ("MOU") in June of 2008 regarding the launch of a new premium diesel fuel additized with DiesoLIFT(TM) 10 by LOH through their network of retail petrol stations. The 600 metric ton sale of DiesoLIFT(TM) 10 discussed above is the first purchase order pursuant to the MOU.

LOH is an integrated oil company involved in the shipping, trading, refining, marketing and sale of crude oil and refined petroleum products. LOH also operates approximately 3,000 retail petrol stations in Europe through its Tamoil Europe subsidiary and another 1,200 retail petrol stations in Africa.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL FUEL TECHNOLOGY, INC.

Date: March 04, 2009	By:	/s/ Stuart D. Beath
Stuart D. Beath
Chief Financial Officer